As filed with the Securities and Exchange Commission on July 27, 2007

Registration No. 333-42551

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Moscow CableCom Corp.*

(Exact name of registrant as specified in its charter)

Delaware	06-0659863
(State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

153 East 53rd Street

New York, New York 10022

(Address of Principal Executive Offices) (Zip Code)

Andersen Group Individual Retirement Plan

(Full title of the plan)

Andrew M. O’Shea

Secretary

Moscow CableCom Corp.

5 Waterside Crossing

Windsor, Connecticut 06095

(Name and address of agent for service)

(860) 298-0444

(Telephone number, including area code, of agent for service)

Copy to:

Henry Lesser, Esq

DLA Piper US LLP

2000 University Avenue

East Palo Alto, California 94303

(650) 833-2000

*	Formerly, Andersen Group Inc.

DE-REGISTRATION OF UNSOLD SHARES AND WITHDRAWAL OF REGISTRATION STATEMENT

This Post-Effective Amendment No. 1 (this “Amendment”) is being filed to withdraw from registration all shares of the Common Stock of Moscow CableCom Corp. (the “Registrant”) covered by the Registration Statement identified on the cover page of this Amendment (the “Registration Statement”) to terminate the registration thereof. On July 19, 2007, the entire equity interest of the Registrant was acquired by Renova Media Enterprises Ltd (“RME”) through the merger of a wholly-owned subsidiary of RME with and into the Registrant (the “Merger”). As a result of the Merger all outstanding shares of the Registrant’s Common Stock not directly owned by RME and all outstanding shares of the Registrant’s Series A Convertible Preferred Stock were converted into the right to receive the amount per cash specified by the terms of the Merger (or to exercise statutory appraisal rights in lieu of receiving such payment), all outstanding stock options of the Registrant ceased to be outstanding and entitled the holders to receive solely a cash payment equal to the excess of $12.90 over the per share exercise price of such options, all outstanding warrants to acquire shares of the Registrant’s Common Stock became exercisable solely for a cash payment equal to the excess of $12.90 over the per share exercise price of such options, and all outstanding convertible debentures of the Registrant became convertible at their specified conversion price solely into a cash payment equal to the Merger consideration of $12.90 per share. Accordingly, there are no longer any outstanding equity securities of the Registrant other than those owned by RME including any unsold shares covered by the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Windsor, Connecticut, on July 27, 2007.

Moscow CableCom Corp. [REGISTRANT]

By:	/s/ Andrew M. O’Shea
Andrew M. O’Shea
Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated .

Signature	Title	Date

/s/ Mikhail A. Smirnov	Chief Executive Officer	July 27, 2007
Mikhail A. Smirnov

/s/ Tate Fite	Chief Financial Officer	July 27, 2007
Tate Fite	(Principal Financial and Accounting Officer)

/s/ Andrey Osipov	Director	July 27, 2007
Andrey Osipov

/s/ Evgeny Villevald	Director	July 27, 2007
Evgeny Villevald

/s/ Evgenia Loewe	Director	July 27, 2007
Evgenia Loewe